SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Salix Pharmaceuticals, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1700 Perimeter Park Drive

Morrisville, North Carolina 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2009

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Thursday, June 18, 2009 at 9:00 a.m., Eastern Time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of our 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,900,000 to 5,900,000;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on Tuesday, April 21, 2009 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Morrisville, North Carolina for the ten days prior to the meeting for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, Proxy Statement, our 2008 Annual Report to Stockholders and the proxy card for the meeting, to our stockholders via the Internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

To ensure your representation at the meeting, please vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Carolyn J. Logan,

President and Chief Executive Officer

Morrisville, North Carolina

April 30, 2009

SALIX PHARMACEUTICALS, LTD.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 18, 2009

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2009

Information Concerning Solicitation and Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting of Stockholders to be held on Thursday, June 18, 2009 at 9:00 a.m., Eastern Time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 21, 2009 are entitled to notice of and to vote at the meeting.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2008 Annual Report to Stockholders, including financial statements, and a proxy card for the meeting, by providing access to them on the Internet. These materials were first available on the Internet on April 30, 2009. We mailed a Notice of Internet Availability of Proxy Materials on or about April 30, 2009 to our stockholders of record and beneficial owners as of April 21, 2009, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request. Viewing our proxy materials and voting by proxy electronically this year and in the future will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2009 Annual Meeting

Q:    Who may vote at the meeting?

A:    Our Board set April 21, 2009 as the record date for the meeting. If you owned our common stock at the close of business on April 21, 2009, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 21, 2009, there were 48,163,613 shares of our common stock outstanding and entitled to vote at the meeting.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent you the Notice of Internet Availability or proxy materials directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in Notice of Internet Availability or proxy materials.

Q:    What is the quorum requirement for the meeting?

A:    A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have voted by telephone, by the Internet, or properly submitted a proxy card or voter instruction card.

If you are present in person or submit a vote or proxy, but abstain from voting or withhold your vote on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:    What proposals will be voted on at the meeting?

A:    The three proposals to be voted on at the meeting are:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of our 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,900,000 to 5,900,000; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:    How can I vote my shares without attending the meeting?

A:    If you are a stockholder of record, you may vote by proxy in any one of the following ways: (a) vote via the Internet by accessing the proxy materials on the secured website, www.investorvote.com/SLXP, and following the voting instructions on that website; (b) vote via telephone by calling toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch-tone telephone and following the recorded instructions; (c) request printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and complete, date, sign and return the proxy card that you receive in response to your request. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., Eastern Time, on June 17, 2009.

If you are a beneficial owner of shares, you may vote by following the instructions you will receive from your broker or other nominee. You should follow those instructions.

Q:    How may I vote my shares in person at the meeting?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2009 annual meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:    How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Q:    Where can I find the voting results of the meeting?

A:    The preliminary voting results will be announced at the meeting. The final results will be published in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2009.

Q:    For how long can I access the proxy materials on the Internet?

A:    The Notice, Proxy Statement, proxy card, 2008 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2008 are also available in PDF and HTML format at www.salix.com/proxymaterials and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Members of our Board of Directors are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successor has been duly elected and qualified. Our Board currently consists of John F. Chappell, Thomas W. D’Alonzo, Richard A. Franco, Sr., William P. Keane, William Harral III, Carolyn J. Logan and Mark A. Sirgo. All of our current directors are nominees to be elected at the 2009 annual meeting of stockholders other than Mr. Harral who, on April 24, 2009, informed the Board that he will not stand for re-election at the meeting. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the nominees. Each nominee has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director at the time of the meeting. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 1700 Perimeter Park Drive, Morrisville, North Carolina 27560.

The name of our director nominees and director not standing for re-election is set forth below along with certain information based on data they provided us as of April 21, 2009.

Director Nominee Director Since	Age	Position(s) With Salix
John F. Chappell December 1993	72	Chairman of the Board of Directors

Thomas W. D’Alonzo May 2000	65	Director

Richard A. Franco, Sr. May 2000	67	Director

William P. Keane January 2004	54	Director

Carolyn J. Logan July 2002	60	President, Chief Executive Officer and Director

Mark A. Sirgo February 2008	55	Director

Director Not Standing For Re-Election Director Since
William Harral III September 2005	69	Director

The Board of Directors unanimously recommends voting “FOR” the director nominees listed above.

Director Nominees

John F. Chappell has served as a member of our Board of Directors since December 1993 and has been the Chairman of the Board since September 2003. From 1990 until his retirement in 2000, he served as founder and Chairman of Plexus Ventures LLC, which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures LLC, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now known as GlaxoSmithKline plc, or GSK, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and the Corporate Development Center. He has served as a director of SmithKline Beecham, the Pharmaceutical Manufacturers Association, now known as PhRMA, and the Industrial Biotechnology Association, now known as BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania.

Thomas W. D’Alonzo joined our Board of Directors in May 2000. He currently serves on the Board of Directors of Amarillo Biosciences, Inc. and Plexigen, Inc. Mr. D’Alonzo served as the Chief Executive Officer and a director of MiMedx Group, Inc. from March 2007 to February 2009. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences, Inc., a pharmaceutical company, and he served on its Board of Directors from September 2005 to December 2008. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GSK, including President. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Richard A. Franco, Sr. joined our Board of Directors in May 2000. Since January 2009, Mr. Franco has been Chairman and Chief Executive Officer of DARA BioSciences, Inc. From March 2008 until January 2009, he served as President and a director of the Richards Group Ltd., a healthcare consulting firm. From 2005 until March 2008, Mr. Franco served in several capacities at DARA BioSciences. Mr. Franco served as the Chairman of the Board for LipoScience, Inc. from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President, Chief Executive Officer and a director of Trimeris Inc., a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior positions and served on the Executive Committee of Glaxo, Inc., from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of the Cerenex Division, Vice President of Commercial Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various positions over a 16-year period with Eli Lilly and Company. Mr. Franco served on the Board of Directors of TriPath Imaging, Inc., now a wholly owned subsidiary of Becton, Dickinson and Company, and NeoMatrix, Inc. Mr. Franco serves as a director of the Research Triangle Chapter of the National Association of Corporate Directors, or NACD. He received a B.S. in Pharmacy from St. John’s University and did his graduate work in pharmaceutical marketing and management at Long Island University. Mr. Franco has completed executive training at the Wharton School of the University of Pennsylvania, Duke University Fuqua School of Business, the School of Business at the University of Michigan, Tuck School of Business at Dartmouth College and the Kellogg School of Management at Northwestern University.

William P. Keane joined our Board of Directors in January 2004. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President – Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane also serves on the Board of Directors of Intellect Neurosciences, Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen

Dermatologics Division of Watson Pharmaceuticals, Inc. from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, Ulmer Pharmacal and Westwood Pharmaceuticals, now known as Westwood-Squibb Pharmaceuticals, Inc., a subsidiary of Bristol-Myers Squibb. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill.

Mark A. Sirgo joined our Board of Directors in February 2008. Dr. Sirgo has been the President and Chief Executive Officer of BioDelivery Sciences International, Inc., or BDSI, since July of 2005 and served in various executive positions at BDSI since August 2004. Prior to August 2004, Dr. Sirgo was the co-founder and Chief Executive Officer of Arius Pharmaceuticals, Inc., or Arius, which was acquired by BDSI in August 2004. Prior to his involvement with Arius, Dr. Sirgo spent three years as Senior Vice President of Global Sales and Marketing at PPD, and 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GSK, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo received his B.S. in Pharmacy from The Ohio State University and his Doctorate from the Philadelphia College of Pharmacy and Science.

Other Director Not Standing for Re-Election at this Meeting

William Harral III joined our Board of Directors in September 2005. He is currently the President of the Barra Foundation. Mr. Harral served as a director of InKine Pharmaceutical Company, Inc. from July 2004 until September 2005, when it was acquired by Salix. He also held positions of increasing responsibility with Bell Atlantic-Pennsylvania, now known as Verizon Communications, serving most recently as its President and Chief Executive Officer. Mr. Harral serves on the Board of Directors of C&D Technologies, Inc., an electronics and industrial battery manufacturer. He also serves on the Board of Directors of the Recording for the Blind and Dyslexic organization. From June 2000 until June 2001, Mr. Harral served as the Dean at Drexel University’s LeBow College of Business. Mr. Harral holds a B.A. degree from Gettysburg College and received an M.S. degree from the Massachusetts Institute of Technology.

Vote Required

The six nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. In accordance with Delaware law, abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors has determined that five of the director nominees and the director not standing for re-election are independent within the meaning of the Nasdaq Marketplace Rules and Rule 10A(m)(3) of the Securities Exchange Act of 1934. These persons are Messrs. Chappell, D’Alonzo, Franco, Keane and Dr. Sirgo (director nominees) and Mr. Harral (director not standing for re-election). As part of such determination of independence, our Board has affirmatively decided that none of these six directors have any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board.

In carrying out its function to nominate candidates for election or re-election to our Board of Directors, the Nominating/ Corporate Governance Committee considers the mix of skills, character, mature judgment, career specialization, relevant technical skills, diversity and independence. The Committee believes that each candidate should be an individual who, among other qualities, exhibits the highest personal integrity, can represent Salix with distinction, possesses business experience relevant to Salix and places the interests of stockholders first. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board. Additionally, in determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. Although the Committee has not formulated any specific minimum qualifications for director candidates, the Committee believes it appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board meet the definition of “independent director” within the meaning of applicable NASDAQ listing standards.

In addition, the Nominating/Corporate Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public announcement of the date of the meeting is first made. The Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules.

The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Audit Committee currently consists of William P. Keane (Chairman), John F. Chappell, Thomas W. D’Alonzo and William Harral III. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans. The Compensation Committee currently consists of Richard A. Franco, Sr. (Chairman), William Harral III, William P. Keane and Mark A. Sirgo.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of William Harral III (Chairman), John F. Chappell, Thomas W. D’Alonzo and Richard A. Franco, Sr.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Governance & Compliance in the About Us section on our website at www.salix.com.

In July 2008, our Board of Directors formed a Pricing Committee in connection with our convertible note offering. The Pricing Committee consisted of Mr. D’Alonzo, Mr. Keane and Ms. Logan. The Pricing Committee approved the definitive terms of the note offering, including but not limited to, the interest rate, the issue price and the aggregate principal amount of the notes to be offered and sold. The Pricing Committee completed its mandate and was dissolved upon closing of the offering in August 2008.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present, to evaluate the performance of management and other appropriate matters.

Information Regarding Meetings of the Board and Committees

During fiscal 2008, the Board of Directors held 16 meetings, the Audit Committee held seven meetings, the Compensation Committee held five meetings, the Nominating/Corporate Governance Committee held two meetings and the Pricing Committee held one meeting. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served that occurred during fiscal 2008.

It is our policy to strongly encourage all directors to attend the annual meetings of stockholders. All of our directors attended the 2008 annual meeting of stockholders in person.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited to, Board and Committee structure and composition, Board selection, director responsibilities, director access to management, a stock retention policy and continuing director education. A copy of our Corporate Governance Guidelines is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for Salix.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. In addition, our Board of Directors routinely reviews its own performance through Board and committee self-evaluations, as well as peer evaluations of each individual director, to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Governance & Compliance in the About Us section on our website at www.salix.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO

AMENDMENT OF 2005 STOCK PLAN

Our 2005 Stock Plan, a summary of the terms of which is provided below, was adopted and approved by our Board of Directors in April 2005 and by our stockholders in June 2005. We amended the 2005 Stock Plan in June 2008 to increase the shares reserved for issuance thereunder from 3,062,689 to 3,900,000. The Board has approved increasing the number of shares available for issuance under the 2005 Stock Plan by 2,000,000 shares. If the amendment to the 2005 Stock Plan is approved at the meeting, there will be a total of 5,900,000 shares of common stock reserved for issuance under the 2005 Stock Plan with a total of 2,885,570 shares available for issuance in the form of new grants as of April 21, 2009. If the amendment to the 2005 Stock Plan is not approved at the meeting, only 885,570 shares will remain available for issuance in the form of new grants under the 2005 Stock Plan as of April 21, 2009.

The 2005 Stock Plan authorizes our Board of Directors or Compensation Committee to grant restricted stock, stock options and other equity awards to eligible employees, consultants and directors. The 2005 Stock Plan allows the Board or Compensation Committee broad discretion in creating equity incentives. We believe that awards granted under the 2005 Stock Plan motivate our employees to participate in the long-term success of Salix, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees, consultants and directors.

Traditionally, we awarded stock options to eligible employees, consultants and directors as incentives. However, beginning in 2006, we decided to award shares of restricted stock instead of options, and we implemented a restricted stock grant program under the 2005 Stock Plan. We made this change because we believe that awards of restricted stock have clearer and less onerous accounting implications than options. Also, we believe that granting stock supports our culture of ownership at Salix. Our restricted stock grants are subject to vesting restrictions in order to permit us to continue to retain and motivate employees, directors and consultants.

As of April 21, 2009, we had approximately 283 employees. In order to retain the services of existing employees, it might be necessary to grant additional equity incentives to employees as older awards become fully vested. The Board of Directors believes that the remaining 885,570 shares of common stock reserved for issuance under the 2005 Stock Plan are insufficient to accomplish the purposes of the 2005 Stock Plan as described above. For this reason, the Board has unanimously adopted resolutions approving and recommending to the stockholders for their approval the amendment of the 2005 Stock Plan to increase the number of shares reserved for issuance thereunder. The full text of the 2005 Stock Plan, as amended, is included as Appendix A to this Proxy Statement.

Vote Required

Approval of the 2005 Stock Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the amendment of the 2005 Stock Plan.

Summary of 2005 Stock Plan

The essential terms of the 2005 Stock Plan are as follows:

Purpose

The purposes of the 2005 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility. We believe that granting equity awards under the 2005 Stock Plan supports our culture of ownership at Salix, provides additional incentive to our employees, consultants and directors and links the compensation of our employees, consultants and directors to the success of our business.

Administration

The 2005 Stock Plan provides for administration by our Board of Directors or by a committee of the Board, and is currently administered by our Compensation Committee. The Board or the committee appointed to administer the 2005 Stock Plan is referred to in this summary as the “Administrator.” The Administrator determines the terms of the stock rights granted, including the exercise or purchase price, the number of shares subject to the stock right and the exercisability thereof. All questions of interpretation are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Under the 2005 Stock Plan, stock bonuses (including of restricted stock), nonstatutory stock options and stock purchase rights may be granted to employees, consultants and directors. Incentive stock options may be granted only to employees. The Administrator selects the grantees and determines the number of shares to be subject to each stock right. In making such determination, the Administrator takes into account the duties and responsibilities of the grantee, the value of the grantee’s services, the grantee’s present and potential contribution to our success and other relevant factors.

Terms of Stock Rights

Stock Bonuses and Restricted Stock

Awards of common stock may be made to employees, consultants and directors under the 2005 Stock Plan for services performed for us. The Administrator will determine the number of shares subject to stock bonuses and restricted stock grants to be awarded, if any. Any restrictions on stock bonuses, such as repurchase options, are also determined by the Administrator. In addition, with respect to restricted stock grants, the Administrator will determine the vesting provisions for the grant. Restricted stock grants under the 2005 Stock Plan generally vest in equal annual increments, based on the grantee’s continued employment or service with us, over a period of three to four years. In the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, all unvested shares subject to restricted stock grants under the 2005 Stock Plan will become vested. In the event of a termination of the employment, consultancy or directorship of the grantee as a result of his or her death or disability, all unvested shares subject to restricted stock grants under the 2005 Stock Plan will also immediately vest.

Stock Options

Each option under the 2005 Stock Plan is evidenced by a stock option agreement between us and the grantee. The Administrator determines when options may be exercised. The option price of all stock options may not be less than the fair market value of the common stock on the date the option is granted. In the case of an incentive stock option granted to a grantee who at the time of grant owns stock representing more than 10% of the voting power of all classes of our stock, the option price must be not less than 110% of the fair market value on the date of grant. The aggregate fair market value of common stock for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price for an option may be made by delivery of cash, check, already-owned shares of Salix common stock, and net exercise as well as cashless exercise procedures.

The Administrator sets the term of each option which may not exceed 10 years from the date of grant in the case of incentive stock options. However, incentive stock options granted to a grantee who, at the time the option is granted, owned more than 10% of the voting power of our stock, may not have a term of more than five years. Options are nontransferable by the grantee, other than by will or the laws of descent and distribution, and may only be exercised by the grantee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance.

The 2005 Stock Plan provides that if the grantee’s employment or consulting relationship with us is terminated for any reason, other than death or disability, the option may be exercised for 30 days following termination (or such other period of time as the Administrator may determine, not exceeding three months in the case of an incentive stock option, subject to certain conditions, or six months in the case of a nonstatutory stock option). If a grantee dies or is disabled while an employee or a consultant, all unvested options immediately vest, and the option may be exercised at any time within 12 months (or such shorter period of time determined by the Administrator) by the grantee or, in the case of the grantee’s death, by his or her estate or a person who acquired the right to exercise the option by bequest or inheritance. If a grantee dies within 30 days after the termination of employment or consulting services (or such shorter period of time determined by the Administrator), only options vested as of the termination may be exercised at any time within 12 months by the grantee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance. In the event of our merger with or into another corporation, all outstanding stock options immediately vest and may either be assumed or an equivalent stock right substituted by the surviving entity, or the Administrator may notify grantees that all stock options will be fully exercisable for a period of 10 days, after which the stock options will terminate.

Stock Purchase Rights

Shares of stock may be sold to participants under the 2005 Stock Plan as an incentive for the performance of past or future services to us. The Administrator may determine the purchase price to be paid for such stock, which shall not be less than the fair market value as of the date of grant, and other terms of such purchase. Any restrictions on stock purchase rights, such as repurchase options, are determined by the Administrator.

Adjustment Upon Changes In Capitalization

In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by us, an appropriate adjustment shall be made in the number of shares subject to each stock right under the 2005 Plan, the exercise price for stock options and the purchase price for shares issuable pursuant to stock purchase right.

Amendment and Termination

The Board of Directors may amend or terminate the 2005 Stock Plan at any time or from time to time. We shall obtain stockholder approval of any material amendment to the 2005 Stock Plan (including but not limited to any downward repricing of outstanding options or increase in the total number of shares that may be issued under the 2005 Stock Plan) or otherwise to the extent necessary and desirable to comply with laws governing the 2005 Stock Plan. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 2005 Stock Plan without the consent of the grantee. In any event, the 2005 Stock Plan will terminate in April 2015.

Federal Income Tax Consequences Relating to the 2005 Stock Plan

The material U.S. federal income tax consequences to us and our employees of awards under the 2005 Stock Plan are complex and subject to change. The following discussion is only a summary of the material U.S. federal income tax implications of the 2005 Stock Plan. Recipients of awards under the 2005 Stock Plan should consult their own tax advisors because a taxpayer’s particular situation might be such that some variation of the rules described below will apply.

Restricted Stock

A recipient of restricted stock, or any other stock award under the 2005 Stock Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, when the risk of forfeiture and restrictions on transfer lapse for purposes of Section 83 of the Internal Revenue Code, in other words when the shares vest. However, a recipient who elects under Code Section 83(b) within 30 days of the date of issuance of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess, if any, of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Stock Bonuses

The grant of a stock bonus to a participant under the 2005 Stock Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount. Any taxable income recognized by an employee will be subject to tax withholding by us.

Incentive Stock Options

An optionee who is granted an incentive stock option under the 2005 Stock Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise. However, the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore might subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option’s exercise or (2) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options

All options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to the shares.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the material U.S. federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the 2005 Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee might reside.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 on all our equity compensation plans currently in effect.

	(a) Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights, or Vesting of Restricted Shares	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	6,266,688	$12.55	836,622
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	6,266,688	$12.55	836,622

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2009, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

PwC became our independent registered public accounting firm in April 2007, and audited our financial statements for the fiscal years ended December 31, 2007 and 2008. Representatives of PwC are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Information about 2007 Change of Independent Registered Accounting Firm

Ernst & Young LLP, or Ernst & Young, audited our financial statements for the fiscal years 2002 through 2006. On April 16, 2007, we dismissed Ernst & Young and engaged PwC as our independent registered public accounting firm. The Audit Committee of our Board of Directors participated in and approved this decision.

The reports of Ernst & Young on the consolidated financial statements of Salix for the fiscal years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2006 and 2005, and through April 16, 2007, we did not have any disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years.

During our fiscal years ended December 31, 2006 and 2005 and through April 16, 2007, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC occurred.

Ernst & Young has indicated to us that it concurs with the foregoing statements contained in the second, third and fourth paragraphs of this section above as they relate to Ernst & Young and has furnished a letter to the SEC to this effect. A copy of the letter from Ernst & Young is attached as Exhibit 16.1 to our current report on Form 8-K filed with the SEC on April 20, 2007.

During our fiscal years ended December 31, 2006 and 2005 and through April 19, 2007, we did not consult with PwC regarding any matters described in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and be present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

PwC served as our independent registered public accounting firm for 2008 and audited our consolidated financial statements for the year ended December 31, 2008. The Audit Committee of our Board of Directors has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2008, (2) discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and filed with the SEC.

Our Audit Committee is currently composed of the following four directors, all of whom are independent directors as defined in Rule 4350(d) of the Nasdaq Marketplace Rules and Rule 10A(m)(3) of the Securities Exchange Act of 1934: William P. Keane (Chair); John F. Chappell; Thomas W. D’Alonzo; and William Harral III. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS William P. Keane, Chair John F. Chappell Thomas W. D’Alonzo William Harral III

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to Salix by PwC in 2007 and 2008. A description of these various fees and services follows the table.

	2007	2008
Audit Fees	$398,100	$504,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	1,500

Total	$398,100	$505,500

Audit Fees

The aggregate fees billed to us in connection with the annual audit, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $398,100 in 2007 and $504,000 in 2008.

Audit-Related Fees

PwC did not perform any audit-related services for us in 2007 or 2008.

Tax Fees

PwC did not perform any tax services for us in 2007 or 2008.

All Other Fees

We did not engage PwC for any services other than those listed above during 2007. In 2008, we paid PwC an annual fee of $1,500 for a computer program used to research technical accounting issues.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 21, 2009 for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	Each director;

•	Each of the executive officers named in the Summary Compensation table; and

•	All current executive officers and directors as a group.

Applicable percentage ownership is based on the 48,163,613 shares of common stock outstanding as of April 21, 2009, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options exercisable on or within 60 days after April 21, 2009 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but not for computing the percentage ownership of any other person. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Five Percent Stockholders	Shares Beneficially Owned	Percentage Beneficially Owned
Deerfield Capital, L.P.(1) 780 Third Avenue, 37th Floor New York, New York 10017	6,334,486	13.15%

Wellington Management Company, LLP(2) 75 State Street Boston, Massachusetts 02109	6,163,246	12.80%

Felix J. Baker and Julian C. Baker(3) 667 Madison Avenue New York, New York 10065	4,805,729	9.98%

Morgan Stanley(4) 1585 Broadway New York, New York 10036	4,665,712	9.69%

Barclays Global Investors, NA(5) 400 Howard Street San Francisco, California 94105	4,241,664	8.81%

Shapiro Capital Management LLC(6) 3060 Peachtree Road, Suite 1555 N.W. Atlanta, Georgia 30305	4,174,834	8.67%

Tocqueville Asset Management, L.P.(7) 40 West 57th Street, 19th Floor New York, New York 10019	2,632,510	5.47%

Executive Officers and Directors	Shares Beneficially Owned	Percentage Beneficially Owned

Carolyn J. Logan(8)	1,145,972	2.35%

John F. Chappell(9)	871,960	1.81%

Adam C. Derbyshire(10)	403,389	*

Thomas W. D’Alonzo(11)	182,419	*

William P. Keane(12)	98,768	*

William P. Forbes(13)	157,263	*

William Harral III(14)	102,403	*

Richard A. Franco, Sr.(15)	93,214	*

Mark A. Sirgo(16)	26,126	*

All current executive officers and directors as a group (9 persons)(17)	3,081,514	6.23%

*	Less than one percent.

(1)	Based on information contained in Schedule 13G/A filed with the SEC on February 13, 2009 by Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Management Company, L.P., Deerfield International Limited and James E. Flynn. Pursuant to the Schedule 13G/A: (i) Deerfield Capital, L.P. and Deerfield Partners, L.P. each have shared voting and dispositive power as to 2,319,162 shares; (ii) Deerfield Management Company, L.P. and Deerfield International Limited each have shared voting and dispositive power as to 4,015,324 shares; and (iii) James E. Flynn has shared voting and dispositive power as to 6,334,486 shares.

(2)	Based on information contained in Schedule 13G/A filed with the SEC on February 17, 2009 by Wellington Management Company, LLP. The Schedule 13G/A provides that Wellington Management Company, LLP holds shared voting power as to 5,738,946 shares and shared dispositive power as to 6,163,246 shares. On the Schedule 13G/A, Wellington Management Company, LLP does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(3)	Based on information contained in Schedule 13G/A filed with the SEC on February 17, 2009 by Felix J. Baker and Julian C. Baker. The Schedule 13G/A provides that both individuals hold shared voting and dispositive power over 4,805,729 shares by virtue of their ownership of entities that have the power to control the investment decisions of limited partnerships including Baker Bros. Investments II, L.P.; 667, L.P.; Baker Brothers Life Sciences, L.P.; 14159, L.P.; FBB Associates; and Baker/Tisch Investments, L.P.

(4)	Based on information contained in Schedule 13G/A filed with the SEC on February 17, 2009 by Morgan Stanley and FrontPoint Partners LLC. The Schedule 13G/A provides that Morgan Stanley has sole voting and dispositive power over 4,665,712 shares. The securities being reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by FrontPoint Partners LLC, an investment adviser. FrontPoint Partners LLC is a wholly owned subsidiary of Morgan Stanley with sole voting and dispositive power over 4,647,774 shares. The address for FrontPoint Partners LLC is Two Greenwich Plaza, Greenwich, Connecticut 06830. On the Schedule 13G/A, Morgan Stanley and FrontPoint Partners LLC do not list any natural persons having voting and/or investment powers over the securities held of record by such entities.

(5)

Based on information contained in Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA (“Barclays”), Barclays Global Fund Advisors (“BG Fund”), Barclays Global Investors, LTD (“BGI LTD”) and certain other affiliated entities that do not report any beneficial ownership of Salix common stock. In the Schedule 13G, Barclays reports sole voting power with respect to 1,227,153 shares and sole dispositive power with respect to 1,426,818 shares; BG Fund reports sole voting power with respect to 2,234,043 shares and sole dispositive power with respect to 2,781,164 shares; and BGI LTD reports sole voting power with respect to 3,025 shares and sole dispositive power with respect to 33,682 shares. The address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England. On the Schedule 13G, Barclays does not list any natural persons having voting and/or investment powers over the securities held of record by such Barclays or its reporting affiliates.

(6)	Based on information contained in Schedule 13G filed with the SEC on February 3, 2009 by Samuel R. Shapiro and Shapiro Capital Management LLC. The Schedule 13G provides that Shapiro Capital Management LLC has sole voting power as to 3,344,262 shares, shared voting power as to 830,572 shares, and sole dispositive power as to 4,174,834 shares. Samuel R. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management LLC, and has voting and dispositive power over shares owned by Shapiro Capital Management LLC.

(7)	Based on information contained in a Schedule 13G/A filed on February 9, 2009 by Tocqueville Asset Management, L.P. The Schedule 13G/A provides that Tocqueville Asset Management, L.P. holds sole voting and dispositive power as to 2,632,510 shares. On the Schedule 13G/A, Tocqueville Asset Management, L.P. does not list any natural persons having voting and/or investment powers over the securities held of record by the limited partnership.

(8)	Includes 582,125 shares issuable upon exercise of options and 5,400 shares held by Ms. Logan’s children. Includes an aggregate of 222,317 shares of restricted stock outstanding from grants made from 2006 through 2008. The restricted stock vests in equal amounts annually on the anniversary of the date of grant over either three or four years.

(9)	Includes 90,000 shares issuable upon exercise of options. Includes 12,676 shares of restricted stock granted on July 1, 2008 that will vest in their entirety on July 1, 2009 subject to continued service on the Board of Directors. Also includes 250,000 shares held by a grantor retained annuity trust established by Mr. Chappell.

(10)	Includes 320,000 shares issuable upon exercise of options. Includes an aggregate of 60,389 shares of restricted stock outstanding from grants made from 2006 through 2008. The restricted stock vests in equal amounts annually on the anniversary of the date of grant over either three or four years.

(11)	Includes 90,000 shares issuable upon exercise of options. Includes 2,550 shares held by an LLC of which Mr. D’Alonzo and his spouse are members, 6,500 shares held by Mr. D’Alonzo’s spouse and 28,000 shares held by Mr. D’Alonzo’s children. Includes 12,676 shares of restricted stock granted on July 1, 2008 that will vest in their entirety on July 1, 2009 subject to continued service on the Board of Directors.

(12)	Includes 67,500 shares issuable upon exercise of options. Includes 12,676 shares of restricted stock granted on July 1, 2008 that will vest in their entirety on July 1, 2009 subject to continued service on the Board of Directors.

(13)	Includes 106,250 shares issuable upon exercise of options. Includes an aggregate of 51,013 shares of restricted stock outstanding from grants made from 2006 through 2008. The restricted stock vests in equal amounts annually on the anniversary of the date of grant over either three or four years.

(14)	Includes 35,114 shares issuable upon exercise of options. Includes 12,696 shares of restricted stock granted on July 1, 2008 that will vest in their entirety on June 17, 2009 subject to continued service on the Board of Directors.

(15)	Includes 37,500 shares issuable upon exercise of options. Includes 4,500 shares held by Mr. Franco’s spouse. Includes 12,676 shares of restricted stock granted on July 1, 2008 that will vest in their entirety on July 1, 2009 subject to continued service on the Board of Directors.

(16)	Consists solely of shares of restricted stock that vest either in equal installments over three years beginning on the date of grant or entirely on the one year anniversary of the date of grant.

(17)	Includes the shares described in footnotes (8)-(16) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by Salix, or written representations from reporting persons, we believe that during fiscal 2008, all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Richard A. Franco, Sr., Chair
William Harral III
William P. Keane
Mark A. Sirgo

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors was established in December 1994 and currently is composed of independent directors, Richard A. Franco, Sr. (Chair), William Harral III, William P. Keane and Mark A. Sirgo. Dr. Sirgo replaced Thomas W. D’Alonzo on the Compensation Committee on April 17, 2008. In general, the Committee is responsible for reviewing, approving and recommending to the Board our compensation practices, including executive salary levels and variable compensation programs. With respect to executive officers other than the Chief Executive Officer, in addition to comparative peer company data, the Committee considers the recommendations for such individuals’ salaries presented by the Chief Executive Officer and the reasons for those recommendations. In determining compensation for the Chief Executive Officer, the Committee considers comparative financial and compensation data of selected peer companies.

Executive Compensation Philosophy and Objectives

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales, marketing and development personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual cash incentive payments, or indirectly in the form of equity awards granted to employees.

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•

To link executive compensation to corporate objectives, including product development, revenue, earnings and business development goals, as well as to define individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

To achieve these objectives, the Committee seeks to design our executive compensation program and set compensation levels for the Named Executive Officers that are comparable to those of other companies that compete with us for executive talent. The Committee uses both objective and subjective criteria to evaluate Salix and individual performance and set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee generally targets compensation at the 75th percentile of our peer companies. Through a discretionary annual cash incentive plan, the Committee seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. We also provide long-term compensation in the form of restricted stock grants. The

Committee believes restricted stock awards allow the Named Executive Officers to participate in our long-term success, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel.

Sources of Information

The Committee relies on various sources of information to assist it in establishing and maintaining our compensation program. In 2006, the Committee engaged AON Consulting, an independent compensation consulting firm, to review and assess our executive compensation program, with a focus on the selection of an appropriate peer group of companies against which to compare our compensation. The Committee also considers data from the Radford Biotechnology Survey for companies in the life sciences industry with less than 500 employees. Finally, the Committee relies on the experience and knowledge that the Committee members, Salix and its senior management have gained over the years from the administration of compensation programs, and seeks input from the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources to assist it in evaluating the competitiveness of our executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

The Compensation Committee believes that our compensation programs for the executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term stockholder value. The Committee plans to continue to review the compensation payable to our executive officers, periodically evaluate our compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to our compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. Beginning with the assistance of AON Consulting in 2006, we identified a peer group consisting of other life sciences companies that were generally comparable in size to us as based on revenue, net income and market capitalization. We update the peer group for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other changes in strategic focus or circumstances, removing from the lists any companies that no longer fit the relevant criteria and adding any new ones that do.

For purposes of compensation decisions for 2008, our peer group of companies consisted of the following:

Abraxis BioScience, Inc.	The Medicines Company
Alkermes, Inc.	Medicis Pharmaceutical Corporation
CV Therapeutics, Inc.	Santarus, Inc.
Endo Pharmaceuticals Holdings, Inc.	ViroPharma Incorporated
K-V Pharmaceutical Company

Analysis of Specific Compensation Programs

Base Salary

The base salaries of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2008 were reviewed by the Compensation Committee, considering among other things, the recommendation of the Chief Executive Officer. In its review, the Committee considered the extent to which we achieved our pre-established corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors. Our 2008 corporate objectives included product development, revenue, earnings and business development goals. We believe that we set achievable but challenging target levels and objectives. As evidence of that, achievement and therefore annual cash incentive payments based on achievement, as discussed below, was 90% of target for 2008, primarily because of delays in FDA approvals of our drug candidates, approximately 100% for 2007 and has averaged approximately 100% of target over the past 5 years. In determining compensation for the Chief Executive Officer, the Compensation Committee considers primary achievements against these objectives, and comparative financial and compensation data of selected peer companies.

The Compensation Committee approved the following base salary increases in 2008 and 2009 for the executive officers named in the Summary Compensation Table. All adjustments are effective as of January 1 of the relevant year. These increases are approximately equal to the median increases made for the relevant year, except for increases for Mr. Derbyshire and Dr. Forbes as a result of their promotions discussed below. Factors influencing Ms. Logan’s increase include her leadership of the Company during a difficult year following approval of generic competitors of Colazal. In particular, she managed Company morale very well, and we were able to increase overall sales of our other products and achieve our financial projections, raise approximately $60 million in our convertible note financing ahead of the late year financial market crisis, report promising data from clinical trials of rifaximin for additional indications, in-license crofelemer and budesonide and obtain FDA approval to market Apriso. Factors influencing Mr. Derbyshire’s increase include his April 2009 promotion from Senior Vice President, Finance and Administration and Chief Financial Officer to Executive Vice President, Finance and Administration and Chief Financial Officer, his leadership and contributions in 2008 in managing our finance department and investor relations, assisting us to achieve our financial projections and raising approximately $60 million in our convertible note financing. Factors influencing Dr. Forbes’ increase include his April 2009 promotion from Vice President, Research and Development and Chief Development Officer to Senior Vice President, Research and Development and Chief Development Officer and his hard work and leadership of the Company’s drug development efforts, including reporting promising data from clinical trials of rifaximin for additional indications, which are critical to our future success.

	2007 Salary ($)	Salary Adjustment for 2008		2008 Salary ($)	Salary Adjustment for 2009		2009 Salary ($)
Name		($)	(%)		($)	(%)
Carolyn J. Logan	$685,000	$28,000	4.1%	$713,000	$28,520	4.0%	$741,520
Adam C. Derbyshire	$338,000	$14,000	4.1%	$352,000	$58,000	16.5%	$410,000
William P. Forbes	$279,000	$31,000	11.1%	$310,000	$50,000	16.1%	$360,000

Annual Cash Incentive Payments

The annual cash incentive payments to each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2008 are based, in the discretion of the Compensation Committee, upon achievement relative to 2008 corporate objectives, as described above. The Compensation Committee also takes into account individual performance in determining awards for named executive officers. The Committee solicits and considers the recommendations of the Chief Executive Officer in this area.

In determining the bonus for the Chief Executive Officer, the Committee considers primarily achievement relative to 2008 corporate objectives, and individual performance. Due to the performance of Ms. Logan in managing Salix during 2008, a year in which we achieved our financial projections, raised approximately $60 million in a convertible note offering ahead of the late year financial market crisis, in-licensed crofelemer and budesonide and received FDA approval to market our drug Apriso, in March 2009 she received a cash incentive payment of $320,850. The Committee also considered that during 2008 the Company did not receive FDA approval to market balsalazide tablets or Metoclopromide ODT, or Ms. Logan’s bonus might have been larger. We also considered the importance of Ms. Logan and our other key employees being retained and motivated to implement our long-term strategic plan to expand our revenue base primarily by means of the development of new indications for rifaximin and product acquisition, and return to profitability. As a percentage of her target bonus, the payment to Ms. Logan was approximately equivalent to the median incentive payment made throughout Salix for 2008.

Long-Term Equity Incentives

Salix currently issues equity compensation under its 2005 Stock Plan. We also still have outstanding options under our 1996 Stock Option Plan and equity compensation plans assumed when we acquired InKine Pharmaceutical Company, Inc. in September 2005, specifically InKine’s 2004 Equity Compensation Plan, 1999 Equity Compensation Plan, 1997 Consultant Stock Option Plan and 1993 Stock Option Plan.

Salix grants executive officers and other eligible persons long-term equity incentives under its 2005 Stock Plan. Such equity incentives could include stock options, restricted stock, stock bonuses and stock purchase rights. In awarding equity incentives, the Compensation Committee reviews an executive officer’s duties and responsibilities, the value of the executive officer’s services, and the executive officer’s present and potential contribution to Salix’s success. Equity incentives such as option awards granted to executive officers generally have a term of ten years and are subject to a three or four-year vesting schedule.

The Compensation Committee traditionally awarded stock options to our executive officers as incentives. However, beginning in 2006, we decided to award shares of restricted stock instead of options, and we implemented a restricted stock grant program under the 2005 Stock Plan. The number of restricted shares granted is based on a dollar value for each executive officer divided by the 30-day average closing price of our stock prior to the grant date. The dollar value for each executive officer is determined based on the officer’s level and potential annual bonus. We decided to award shares of restricted stock instead of options because we believe that awards of restricted stock have clearer and less onerous accounting implications than options. Grants that vest over time provide a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases. Employees must remain employed for a fixed period of time, generally three or four years, in order for the shares to vest fully, and with no vesting at all until the first anniversary of the grant for annual grants or the first anniversary of the first of the month of hire for new hire grants. In addition, because the grants of restricted stock have some value even if our stock price decreases, we can grant less shares compared to option grants, resulting in less potential dilution to our stockholders. Finally, we believe that granting stock supports our culture of ownership at Salix and is an important element in maintaining strong employee morale and retention, particularly at this time as we face the challenge of continuing to rebuild our revenue following the December 2007 launch of generic competition against our drug Colazal.

In 2008, we believe our stock price was lower than in prior years due to the generic approvals. Rather than significantly increasing the total number of shares of restricted stock granted under our calculation above in reaction, we instead granted 75% of the number of restricted shares under the calculation to executive officers that vests over a three-year period rather than a four-year period. As an additional mechanism to encourage long-term performance, which we believe is in stockholder interests, we have a policy that senior staff (namely, our Chief Financial Officer and all Vice Presidents, whether senior or not) retain at least 30% of the after-tax value of their equity awards until no longer employed by Salix. Historically, none of our senior staff has failed to meet this standard. In making its determination on awarding restricted stock to executive officers, the Compensation Committee considers data about equity compensation by other relevant companies, the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors, including the overall performance of Salix and impact upon stockholders.

Based on these criteria, on July 1, 2008, the Compensation Committee granted 98,200 shares of restricted stock to Ms. Logan, 27,000 shares of restricted stock to Mr. Derbyshire and 27,000 shares of restricted stock to Dr. Forbes. These grants represented 100% of target grants, based on achievement at that date against corporate objectives, and were comparable to grants made to all employees, based on individual performance and our desire to incentivize employees. These grants vest in equal amounts over three years beginning on July 1, 2009, subject to continued employment.

Stock Ownership Guidelines

As noted above, in an effort to more closely align the interests of our senior staff, including executive officers, with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each member of senior staff must retain 30% of any equity awards issued to him or her, net of any income taxes owed thereon, until such person’s termination.

Perquisites

The Company provides severance benefits upon a change in control of the Company as described in more detail below under the heading “Employment Agreements and Change in Control Arrangements,” a 401(k) retirement savings plan with matching contributions from the Company, a group health plan and group term life insurance. The Company generally does not provide other perquisites to its executive officers or maintain supplemental retirement programs for its Named Executive Officers because the Committee believes that the existing compensation arrangements adequately compensate them and allow them to plan for their retirement.

Tax Deductibility of Executive Compensation

Section 162 of the Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions, including stockholder approval. In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A and the Treasury Department guidance and regulations issued thereunder to avoid the imposition of additional taxes and penalties. Based on our current compensation plans and policies and proposed regulations interpreting these provisions of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation, although there can be no assurance in this regard. The Committee did not make any specific adjustments to Named Executive Officer compensation in 2008 as a result of tax considerations.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2006, 2007 and 2008 by (1) our principal executive officer, (2) principal financial officer, and (3) other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2008. The officers listed on the table set forth below are referred to collectively in this Proxy Statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Carolyn J. Logan	2008	$713,000	$556,202	$320,850	$13,914	$1,603,966
President and Chief	2007	685,000	325,131	342,500	107,832	1,460,463
Executive Officer	2006	620,000	104,887	280,000	12,222	1,017,109

Adam C. Derbyshire	2008	352,000	151,173	175,000	10,890	689,063
Executive Vice President, Finance and Administration and Chief Financial Officer	2007 2006	338,000 325,000	88,100 28,421	130,000 147,000	10,260 9,915	566,360 510,336

William P. Forbes	2008	310,000	117,066	145,000	24,032	596,098
Senior Vice President, Research and Development and Chief	2007 2006	279,000 268,000	62,926 20,301	160,000 105,000	10,328 8,503	512,254 401,804
Development Officer

(1)	Restricted stock awards granted to Named Executive Officers in 2006 and 2007 vest in equal amounts annually on the anniversary of the date of grant over four years, subject to continued employment. Restricted stock awards granted to Named Executive Officers in 2008 vest in three equal amounts beginning on the first anniversary of the date of grant, subject to continued employment. Restricted stock awards are granted to Named Executive Officers in early July. The dollar amount in this column equals the amount Salix recognized for financial statement reporting purposes in accordance with FAS 123R, applying the same assumptions used in Salix’s financial statements and accompanying notes, except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. None of our Named Executive Officers forfeited restricted shares in 2007 or 2008. Ms. Logan, Mr. Derbyshire and Dr. Forbes had 186,730, 50,989 and 44,134 shares, respectively, of unvested restricted stock outstanding as of December 31, 2008.

(2)	All payments reported in this column were paid in the discretion of the Compensation Committee based upon achievement against 2006, 2007 and 2008 corporate objectives set in February 2006, February 2007 and February 2008, respectively.

(3)	Consists of the following for each Named Executive Officer:

Name	Year	401(k) Company Match	Group Term Life Premiums	Accrued Personal Time
Carolyn J. Logan	2008	$10,350	$3,564	$—
	2007	10,125	2,322	95,385
	2006	9,900	2,322	—
Adam C. Derbyshire	2008	10,350	540	—
	2007	10,125	135	—
	2006	9,375	540	—
William P. Forbes	2008	10,350	810	—
	2007	10,125	203	—
	2006	7,693	810	—

Also includes a payment of $12,872 in 2008 to Dr. Forbes for travel expenses related to attending a medical meeting in Europe.

GRANTS OF PLAN-BASED AWARDS FOR 2008

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2008. All shares of restricted stock granted to the Named Executive Officers for services in 2008 were granted in the discretion of the Company’s Compensation Committee under our 2005 Stock Plan. For a discussion of the 2005 Stock Plan and the grants made thereunder, see “Compensation Discussion and Analysis.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units(#)(2)	Grant Date Fair Value of Stock(3)
Name	Grant Date	Threshold	Target	Maximum
Carolyn J. Logan	07/01/08	$0.00	$356,500	$445,625	98,200	$690,346
Adam C. Derbyshire	07/01/08	$0.00	158,400	198,000	27,000	189,810
William P. Forbes	07/01/08	$0.00	124,000	155,000	27,000	189,810

(1)	Reflects minimum, target and maximum payments possible under 2008 corporate objectives bonus plan. The 2008 target bonuses for our Named Executive Officers were based on a percentage of their annual salaries as follows: Ms. Logan – 50%, Mr. Derbyshire – 45% and Dr. Forbes – 40%. The maximum bonus payments our Named Executive Officers for 2008 were targeted at 62.5% of annual salary for Ms. Logan, 56.25% for Mr. Derbyshire and 50% for Dr. Forbes. The Compensation Committee retains the authority to exceed that amount for exemplary performance. Actual payments made in March 2009 are reflected in the Summary Compensation Table above.

(2)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table on July 1, 2008. All grants of restricted common stock vest annually in three equal installments beginning on July 1, 2009, subject to continued employment.

(3)	The full grant date fair value of the award represents number of shares of restricted stock granted to the Named Executive Officers multiplied by $7.03, the closing price of Salix common stock on June 30, 2008, the trading day before the date of grant, which is its fair market value under the 2005 Stock Plan.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

The following table contains information concerning unexercised stock options and shares of restricted stock that have not vested for the Named Executive Officers as of December 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Carolyn J. Logan	44,000	—	$17.63	06/09/2015	186,730	(3)	$1,648,826
	33,750	—	18.87	06/17/2014
	65,625	—	18.87	06/17/2014
	33,750	—	7.60	07/24/2013
	285,000	—	4.07	07/01/2012
	120,000	—	1.13	06/01/2010

Adam C. Derbyshire	20,000	—	17.63	06/09/2015	50,989	(4)	450,233
	30,000	—	18.87	06/17/2014
	90,000	—	8.00	05/30/2013
	30,000	—	4.07	07/02/2012
	150,000	—	1.13	06/12/2010

William P. Forbes	6,250	—	17.63	06/09/2015	44,134	(5)	389,703
	100,000	—	17.53	12/16/2014

(1)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.

(2)	Market value is computed by multiplying the number of restricted shares by $8.83, the closing price of the Salix common stock on Nasdaq on December 31, 2008, the last trading day of 2008.

(3)	The unvested portion of Ms. Logan’s awards will vest as follows: 34,875 restricted shares will vest in two equal annual installments beginning on July 1, 2009; 53,655 restricted shares will vest in three equal annual installments beginning on July 1, 2009; and 98,200 restricted shares will vest in three equal annual installments beginning on July 1, 2009.

(4)	The unvested portion of Mr. Derbyshire’s awards will vest as follows: 9,450 restricted shares will vest in two equal annual installments beginning on July 1, 2009; 14,539 restricted shares will vest in three equal annual installments beginning on July 1, 2009; and 27,000 restricted shares will vest in three equal annual installments beginning on July 1, 2009.

(5)	The unvested portion of Dr. Forbes awards will vest as follows: 6,750 restricted shares will vest in two equal annual installments beginning on July 1, 2009; 10,384 restricted shares will vest in three equal annual installments beginning on July 1, 2009; and 27,000 restricted shares will vest in three equal annual installments beginning on July 1, 2009.

OPTION EXERCISES AND STOCK VESTED IN 2008

The table below sets forth information concerning the vesting of restricted stock for each Named Executive Officer during 2008. None of our Named Executive Officers exercised options in 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Carolyn J. Logan	35,323	$255,385
Adam C. Derbyshire	9,571	69,198
William P. Forbes	6,836	49,424

(1)	Value represents market value on the date of vesting.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

We entered into employment agreements with Carolyn J. Logan in January 2003 for the position of President and Chief Executive Officer, Adam C. Derbyshire in May 2003 for the position of Senior Vice President, Finance and Administration and Chief Financial Officer and William P. Forbes in January 2005 for the position of Vice President, Research and Development and Chief Development Officer. Upon a review of market competitive and best practices, we amended each employment agreement in June 2008 and, in Ms. Logan’s case again in April 2009, to provide for severance upon change in control in certain circumstances. In April 2009, we also entered into new employment agreements with Mr. Derbyshire and Dr. Forbes in connection with their promotions to the positions of Executive Vice President, Finance and Administration and Chief Financial Officer and Senior Vice President, Research and Development and Chief Development Officer, respectively.

Under their current employment agreements, Ms. Logan, Mr. Derbyshire and Dr. Forbes have annual salaries of $741,520, $410,000 and $360,000, respectively. While employed by Salix, each officer may be given a cash bonus within the discretion of the Compensation Committee, which does so under our annual incentive management by objective plans. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement. The agreements have no set term.

The current employment agreement of each officer will remain in effect until (1) we terminate the officer, whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or willfully violates any significant written policy of Salix, when the officer is convicted of a felony or certain serious crimes, when the officer willfully fails to perform his or her duties, fails to cooperate in a legitimate investigation or intentionally acts in conflict of interest with respect to Salix), (2) the officer terminates, whether for “good reason” or not (“good reason” includes diminution in duties, a reduction in the officer’s salary or benefits, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability.

In the event of termination by us without reasonable cause or by the officer with good reason, the officer under his or her current employment agreement will be paid his or her then monthly salary for 24 months for Ms. Logan, 18 months for Mr. Derbyshire and 18 months for Dr. Forbes. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as we determine. In addition, we will pay the officer for the same period of time all benefits to which he or she was entitled at the time of termination. Under our 2005 Stock Plan, unvested shares of restricted are forfeited to Salix when the officer is terminated by us without reasonable cause or resigns with good reason. If a severance payment had been triggered on December 31, 2008, Salix would have been obligated to pay Ms. Logan $1,426,000 in salary, a maximum $445,625 bonus in our discretion and $492 per month in benefits for 24 months. If a severance payment had been triggered on December 31, 2008, when Mr. Derbyshire was our Senior Vice President, Finance and Administration and Chief Financial Officer prior to his April 2009 promotion, we would have been obligated to pay him $528,000 in salary, a maximum $198,000 bonus in our discretion and $1,201 per month in benefits for 18 months. If a severance payment had been triggered on December 31, 2008, when Dr. Forbes was our Vice President, Research and Development and Chief Development Officer prior to his April 2009 promotion, we would have been obligated to pay him $310,000 in salary, a maximum $155,000 bonus in our discretion and $1,548 per month in benefits for 12 months.

In the event of termination by us without reasonable cause or by the officer with good reason, in each case within 12 months after a change in control of Salix, Ms. Logan, Mr. Derbyshire and Dr. Forbes will be paid their base salary as of the date of termination for a period of 36 months, 30 months and 24 months, respectively, under their current employment agreements, and will be paid a bonus equal to two times, one and one-half times and one and one-half times, respectively, the maximum annual bonus target. In addition, under their current employment agreements, Ms. Logan, Mr. Derbyshire and Dr. Forbes will be paid benefits for 36, 30 and 24 months, respectively. Under our 2005 Stock Plan, unvested shares of restricted stock immediately accelerate upon a change in control. If a severance payment had been triggered on December 31, 2008, Salix would have been obligated to pay Ms. Logan $1,782,500 in salary, a $891,250 bonus, and $492 per month in benefits for 36 months. If a severance payment had been triggered on December 31, 2008, when Mr. Derbyshire was our Senior Vice President, Finance and Administration and Chief Financial Officer prior to his April 2009 promotion, we would have been obligated to pay Mr. Derbyshire $704,000 in salary, a $297,000 bonus, and $1,201 per month in benefits for 24 months. If a severance payment had been triggered on December 31, 2008, when Dr. Forbes was our Vice President, Research and Development and Chief Development Officer prior to his April 2009 promotion, we would have been obligated to pay him $465,000 in salary, a $155,000 bonus, and $1,548 per month in benefits for 18 months. If a severance payment had been triggered on December 31, 2008 when our stock price was $8.83, 186,730 shares of Ms. Logan’s restricted stock would accelerate (valued at $1,648,826), 50,989 shares of Mr. Derbyshire’s restricted stock would accelerate (valued at $450,233) and 44,134 shares of Dr. Forbes’ restricted stock would accelerate (valued at $389,703).

DIRECTOR COMPENSATION FOR 2008

The following table sets forth all compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Total($)
John F. Chappell	$108,000	$104,343	—	$212,343
Thomas W. D’Alonzo	76,000	104,343	—	180,343
Richard A. Franco, Sr.	72,500	104,343	—	176,843
William Harral III	83,500	104,343	—	187,843
William P. Keane	85,500	104,343	—	189,843
Mark A. Sirgo	59,000	74,418	—	133,418

(1)

Includes annual retainers for members of the Board of Directors and Audit Committee and retainers for the chairman of the Board and each of the Audit, Compensation and Nominating/Corporate Governance Committees. Also includes all Board and Committee meeting fees earned or paid in cash in 2008.

(2)

On July 13, 2006, each of our non-employee directors was granted 10,000 shares of restricted stock. On July 1, 2007, each of our non-employee directors was granted 9,230 shares of restricted stock. On July 1, 2008, each of our non-employee directors was granted 12,676 shares of restricted stock. The restricted stock awards vest in their entirety on the first anniversary of the date of grant, subject to continued service on the Board of Directors. On February 4, 2008, Dr. Sirgo was granted 15,000 shares of restricted stock that vests one-third annually over three years beginning on February 4, 2008, subject to continued service on the

Board of Directors. The dollar amount in this column equals the amount Salix recognized for financial statement reporting purposes in accordance with the Financial Accounting Standards No. 123R, Share Based Payments, as modified or supplemented, or FAS 123R, applying the same assumptions used in Salix’s financial statements and accompanying notes, except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. As of December 31, 2008, Mr. Chappell had an aggregate of 31,906 shares of restricted stock outstanding, of which 19,230 shares were vested, Mr. D’Alonzo had 29,598 shares of restricted stock outstanding, of which 16,922 shares were vested, Mr. Franco had 29,044 shares of restricted stock outstanding, of which 16,368 shares were vested, Mr. Harral had 29,315 shares of restricted stock outstanding, of which 16,639 shares were vested, Mr. Keane had 28,735 shares of restricted stock outstanding, of which 16,059 shares were vested and Dr. Sirgo had 26,126 shares of restricted stock outstanding, of which 3,450 shares were vested.

(3)	As of December 31, 2008, the number of shares underlying options held by each non-employee director was as follows: 90,000 shares for Mr. Chappell; 90,000 shares for Mr. D’Alonzo; 37,500 shares for Mr. Franco; 35,114 shares for Mr. Harral; and 67,500 shares for Mr. Keane. No options have been granted to Dr. Sirgo.

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal year 2008, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

In 2008, we paid an annual retainer to our non-employee chairman in the amount of $75,000, and an annual retainer to our other non-employee directors in the amount of $30,000. We also paid each of our non-employee directors $2,000 per Board meeting attended in person and $1,000 per Board meeting attended by telephone.

We paid an annual retainer of $7,000 to all non-chair Audit Committee members and annual retainers of $10,000 to the chairman of the Audit Committee and $7,000 to the chairpersons of the Compensation and Nominating/Corporate Governance Committees. We paid each member of the Audit Committee and each non-member director $1,000 per meeting attended, whether in person or by telephone. We paid each member of the Compensation and Nominating/Corporate Governance Committees and each non-member director $1,000 per meeting attended in person and $500 per meeting attended by telephone. We also reimbursed each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Effective January 1, 2009, we will continue to pay an annual retainer to our non-employee chairman in the amount of $75,000 and an annual retainer to our other non-employee directors in the amount of $30,000. We will pay each of our non-employee directors $2,500 per Board meeting attended in person and $1,000 per Board meeting attended by telephone.

In 2009, we will pay an annual retainer of $7,000 to all non-chair Audit Committee members and $5,000 to all non-chair Compensation and Nominating/Corporate Governance Committees members. We will pay annual retainers of $12,000 to the chairman of the Audit Committee and $9,000 to the chairpersons of the Compensation and Nominating/Corporate Governance Committees. We will pay each member of the Audit Committee and each non-member director $1,000 per meeting attended, whether in person or by telephone. We will pay each member of the Compensation and Nominating/Corporate Governance Committees and each non-member director $1,000 per meeting attended in person and $500 per meeting attended by telephone. We will also reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

We annually award each of our non-employee directors shares of restricted stock under our 2005 Stock Plan. All the restricted stock awarded to the non-employee directors vests on the one-year anniversary of the date of grant, subject to continued service on the Board of Directors. On July 1, 2008, we granted each of our non-employee directors 12,676 shares of restricted stock that vest on July 1, 2009. In connection with Dr. Sirgo joining our Board of Directors on February 4, 2008, we also granted him 15,000 shares of restricted stock under our 2005 Stock Plan on that date. These shares vest in equal amounts annually over three years beginning on the date of grant, subject to continued service of the Board.

Stock Ownership Guidelines

In an effort to more closely align the interests of our directors with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each non-employee director must retain 50% of any equity awards issued to him, net any income taxes owed thereon, until his resignation or removal or until his successor shall be duly elected.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard A. Franco, Sr., William Harral III and William P. Keane served as members of our Compensation Committee during all of 2008. Thomas W. D’Alonzo served on our Compensation Committee until April 2008, after which Mark A. Sirgo took his place. None of these individuals was at any time during 2008 or at any other time an officer or employee of Salix. Carolyn J. Logan, our President and Chief Executive Officer since July 2002, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Our written Corporate Governance Guidelines provide that our Audit Committee is authorized to review and approve related party transactions. Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2008, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, as amended and restated on June 14, 2007, a copy of which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on June 19, 2007. Because we did not receive any stockholder proposals to be presented at our 2009 annual meeting of stockholders between February 13, 2009 and March 15, 2009 as required by our bylaws, only the items of business described above will be presented for consideration at the 2009 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2010 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 1, 2010; provided, however, that if the date of the 2010 annual meeting is more than 30 days prior to or after June 18, 2010, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2010 annual meeting or (2) the tenth day following the first public announcement of the date of the 2010 annual meeting.

Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices. Timely notice for the 2010 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary not earlier than February 14, 2010 nor later than March 16, 2010; provided, however, that if the date of the annual meeting is more than 30 days prior to or after June 18, 2010, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the first public announcement of the date of such meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by calling our Investor Relations Department at (919) 862-1000 or by mailing a request to our Investor Relations Department at our principal office at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC is accessible free of charge at www.salix.com/proxymaterials. It contains audited financial statements covering our fiscal years ended December 31, 2008, 2007 and 2006. You can request a copy of our Annual Report on Form 10-K free of charge by calling (919) 862-1000 or mailing a request to our Investor Relations Department at our principal office at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 30, 2009

Driving Directions to Annual Meeting

From RDU International Airport

Airport Exit on Terminal Boulevard	0.8 Miles

Continue on Airport Boulevard	1.0 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

From West

I-40 E toward RALEIGH

Take the AIRPORT BLVD WEST exit- EXIT 284A	0.3 Miles

Turn RIGHT onto AIRPORT BLVD	0.7 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

From East

I-40 W from RALEIGH

Take the AIRPORT BLVD exit- EXIT 284- toward RDU INTL AIRPORT	0.3 Miles

Turn LEFT onto AIRPORT BLVD	0.8 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

Appendix A

SALIX PHARMACEUTICALS, LTD.

2005 STOCK PLAN, AS AMENDED

Approved by the Board: April 16, 2009

Approved by the Stockholders: •, 2009

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company’s business. Pursuant to the terms of this Plan, the Company may grant incentives (a) to its Employees in the form of Incentive Stock Options; (b) to its Employees and Consultants in the form of Nonstatutory Stock Options; (c) to its Employees and Consultants in the form of Stock Bonuses; and (d) to its Employees and Consultants in the form of Purchase Rights.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” shall mean the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of stock option plans under the corporate laws and securities regulations of applicable U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as such Schedule, Regulation and Act were in effect on the date of adoption of this Plan by the Board, assuming that such Schedule, Regulation and Act applied to the Company, provided that such a change in control shall be deemed to have occurred at such time as:

(i) any “person” (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, a Subsidiary or an affiliate of the Company) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing a 33-1/3% or more of the combined voting power for election of members of the Board of the then outstanding voting securities of the Company or any successor of the Company;

(ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of the Company cease, for any reason, to constitute at least a majority of the Board, unless the election of nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period;

(iii) the equity holders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were equity holders of the Company immediately prior to the effective date of the merger or consolidation (and excluding, however, any shares held by any party to such merger or consolidation and their affiliates) shall have beneficial ownership of less than 50% of the combined voting power for election of members of the Board (or equivalent) of the surviving entity following the effective date of such merger or consolidation; or

(iv) the equity holders of the Company approve any merger or consolidation as a result of which the equity interests in the Company shall be changed, converted or exchanged (other than a merger with a wholly-owned Subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets of the Company.

However, in no event shall a Change in Control be deemed to have occurred with respect to a holder of a Stock Right, if such holder is part of a purchasing group which consummates the Change in Control transaction. Such holder shall be deemed “part of a purchasing group” for purposes of the preceding sentence if he, she or it is either directly or indirectly an equity participant in the purchasing group (except for (A) passive ownership of less than 3% of the stock of the purchasing group, or (B) ownership of equity participation in the purchasing group which is otherwise not significant, as determined prior to the Change in Control by the Board).

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

(f) “Committee” shall mean any Committee appointed by the Board in accordance with Section 4(a) of the Plan, if one is appointed. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

(g) “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

(h) “Company” shall mean Salix Pharmaceuticals, Ltd., a Delaware corporation.

(i) “Consultant” shall mean any person, including an advisor, engaged by the Company or any Parent or Subsidiary to render services to such entity, and any Director of the Company whether compensated for such services or not.

(j) “Continuous Status as an Employee or Consultant” shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute. For purposes of this Plan, a change in status from Employee to Consultant or from Consultant to Employee will not constitute a termination of employment.

(k) “Director” shall mean a member of the Board.

(l) “Disqualifying Disposition” shall mean any disposition (including any sale) of Common Stock before either (i) two years after the date the Employee was granted the Incentive Stock Option, or (ii) one year after the date the Employee acquired the Common Stock by exercising the Incentive Stock Option. If an Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

(m) “Effective Date” shall have the meaning set forth in Section 6 hereof.

(n) “Employee” shall mean any person employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) if the Common Stock is listed on any established stock exchange or national market system in the United States, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) if the Common Stock is quoted on the NASDAQ System (but not on The National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(q) “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(r) “Nonstatutory Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

(s) “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, or any successor thereto and (i) every Director or senior officer of the Company, (ii) every Director or senior officer of a company that is itself an insider or subsidiary of the Company, (iii) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all voting securities of the Company for the time being outstanding other than voting securities held by the person or company as underwriter in the course of a distribution, and (iv) the Company where it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

(t) “Option” shall mean an option to purchase Common Stock granted pursuant to the Plan.

(u) “Optionee” shall mean an Employee or Consultant who receives an Option.

(v) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Plan” shall mean this 2005 Stock Plan, as amended.

(x) “Purchase Right” shall mean an opportunity to make a direct purchase of Common Stock.

(y) “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act as the same may be amended from time to time, or any successor provision.

(z) “Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(aa) “Stock Bonus” shall mean a bonus award of Common Stock.

(bb) “Stock Rights” shall refer collectively to Options, Stock Bonuses or Purchase Rights granted pursuant to the Plan.

(cc) “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock. The maximum number of Shares that may be issued pursuant to the Plan is 5,900,000 shares, subject to adjustment as provided herein. Any such Shares may be issued as Incentive Stock Options, Nonstatutory Stock Options or Stock Bonuses, or to persons or entities making purchases pursuant to Purchase Rights, so long as the number of Shares so issued does not exceed such aggregate number, as adjusted. If any Option granted under the Plan should expire or become unexercisable for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or part, or if the Company shall reacquire any Shares issued pursuant to Stock Rights, the unpurchased Shares that were subject thereto and any Shares so reacquired by the Company shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Employees and Consultants.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to compliance with Applicable Laws, and further subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan;

(ii) to select the Employees and Consultants to whom Stock Rights may from time to time be granted hereunder;

(iii) to determine whether and to what extent Stock Rights are granted hereunder;

(iv) to determine the number of shares of Common Stock subject to any Stock Right granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Stock Right granted hereunder (including, but not limited to, the exercise price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Option and/or the shares of Common Stock relating thereto, the purchase price of Shares subject to each Purchase Right, and the form of consideration to be paid to the Company for the exercise of any Option or purchase of Shares with respect to a Stock Right, based in each case on such factors as the Administrator shall determine, in its sole discretion);

(vii) to determine (subject to Section 10) the time or times when each Option shall become exercisable and the duration of the exercise period;

(viii) to determine whether restrictions such as repurchase options are to be imposed on Shares subject to Options, Stock Bonuses and Purchase Rights and the nature of such restrictions, if any;

(ix) to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);

(x) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(xi) to institute an option exchange program; and

(xii) to make all other determinations necessary or advisable for the administration of the Plan.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Stock Rights. The interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Administrator may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or any Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

5. Eligibility.

(a) Nonstatutory Stock Options, Stock Bonuses and Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted a Stock right may, if he or she is otherwise eligible, be granted additional Stock Rights.

(b) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Options that are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, (or such higher value as permitted under Code section 422 at the time of such determination), such excess Options shall be treated as Nonstatutory Stock Options.

(c) For purposes of Section 5(b) hereof, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(d) The Plan shall not confer upon any holder of a Stock Right any right with respect to the continuation of an employment or consulting relationship with the Company, nor shall such Stock Right interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

(e) The terms of any Stock Right shall comply with Applicable Laws.

6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company (the “Effective Date”). It shall continue in effect for a term of ten (10) years, unless sooner terminated under Section 15 of the Plan.

7. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after the Effective Date, as set forth in Section 6, and prior to 10 years thereafter. The date of grant of a Stock Right under the Plan will be the date specified by the Administrator at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Administrator acts.

8. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

9. Option Exercise Price and Consideration.

(a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be no less than 100% of the Fair Market Value on the date of grant; provided, that, in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) other Shares that (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (4) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (5) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, (6) any combination of the foregoing methods of payment, or (7) as determined by the Administrator, such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. No Optionee shall receive financial assistance from the Company in connection with the exercise of any Option and the purchase price of the Common Stock issuable pursuant to any Option shall be paid in full prior to the issuance of such Common Stock. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect thereto, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Status as an Employee or Consultant. In the event of termination of an Optionee’s Continuous Status as an Employee or Consultant for any reason other than by reason of death or disability, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory Stock Option, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the Optionee does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

(c) Disability of Optionee. Notwithstanding the provisions of Section 10(b) above, in the event of termination of an Optionee’s Continuous Status as an Employee or Consultant as a result of his or her disability, all unvested options under the Optionee’s Option shall immediately vest, and he or she may, but only within twelve (12) months (or such shorter period of time as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option. To the extent that he or she does not exercise such Option within the time specified herein, the Option shall terminate.

(d) Death of Optionee. In the event of the death of an Optionee:

(i) during the term of the Option while such Optionee is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, all unvested options under the Optionee’s Option shall immediately vest, and the Option may be exercised, at any time within twelve (12) months (or such shorter period of time as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance; or

(ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

11. Withholding Taxes. Upon the exercise of a Nonstatutory Stock Option, or the grant of a Stock Bonus or Purchase Right for less than the Fair Market Value of the Common Stock, the making of a Disqualifying Disposition, the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder or the surrender of an Option pursuant to Section 17, the Company, in accordance with Section 3402(a) of the Code and any applicable state statute or regulation, may require the Optionee, Stock Bonus recipient or purchaser to pay to the Company additional withholding taxes in respect of the amount that is considered compensation includable in such person’s gross income. With respect to any such event, the Administrator in its discretion may condition such event on the payment by the Optionee, Stock Bonus recipient or purchaser of any such additional withholding taxes. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

12. Satisfaction of Withholding Tax Obligations. At the sole and absolute discretion of the Administrator, the holders of Stock Rights may satisfy withholding obligations as provided in this Section. When a holder of a Stock Right incurs tax liability in connection with the exercise or receipt of Stock Rights, the making of a Disqualifying Disposition, or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder, which tax liability is subject to tax withholding under applicable tax laws, and the holder of such Stock Right is obligated to pay the Company an amount required to be withheld under applicable tax laws, the holder of such Stock Right may satisfy the withholding tax obligation by one or some combination of the following methods: (a) by cash payment; or (b) out of his or her current compensation; (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by such holder for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to or less than such holder’s marginal tax rate times the ordinary income recognized; or (d) by electing to have the Company withhold from the Shares to be issued upon exercise of the Stock Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. For this purpose, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.

All elections by any holder of Stock Rights to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator.

13. Non-Transferability of Stock Rights. Unless determined otherwise by the Administrator, a Stock Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder, only by the holder of such Stock Right. If the Administrator makes a Stock Right transferable, such Stock Right shall contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments Upon Changes in Capitalization or Merger.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Stock Right, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Stock Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Stock Right, and the price per share of Common Stock covered by each such outstanding Stock Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Stock Right.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the holder of a Stock Right as soon as practicable prior to the effective date of such proposed action. To the extent it has not been previously exercised, such Stock Right will terminate immediately prior to the consummation of such proposed action.

(c) Acceleration upon Change in Control. In the event of a Change in Control of the Company, all outstanding Stock Rights granted under the Plan and any restricted Shares acquired on the exercise of a Stock Right shall become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, and may either (i) be assumed or an equivalent option or right shall be substituted by such successor corporation or a Parent or Subsidiary of such successor corporation or (ii) terminate ten (10) days after the Administrator shall notify the holder of such vesting and termination. For the purposes of this Section, the Stock Right shall be considered assumed if, following the merger or sale of assets, the Stock Right confers the right to purchase or receive, for each Share subject to the Stock Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Stock Right, for each Share subject to the Stock Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(d) Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per share of Common Stock covered by each outstanding Stock Right to reflect the effect of such distribution.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any material Plan amendment (including but not limited to any downward repricing of outstanding options or increase in the total number of Shares that may be issued under the Plan) and to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not adversely alter or impair the rights of a holder of Stock Rights, without his, her or its consent, under any Stock Right previously granted.

16. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of a Stock Right unless the exercise of such Stock Right and the issuance and delivery of such Shares pursuant thereto shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of a Stock Right, the Company may require the person exercising such Stock Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

17. Surrender of Stock Rights for Cash or Stock. The Administrator may, in its sole and absolute discretion and subject to such terms and conditions as it deems appropriate, accept the surrender by a holder of a Stock Right granted to him, her or it under the Plan and authorize payment in consideration therefor of an amount equal to the difference between the purchase price payable for the Shares under the instrument granting the Stock Right and the Fair Market Value of the Shares subject to the Stock Right (determined as of the date of such surrender of the Stock Right). Such payment shall be made in shares of Common Stock valued at Fair Market Value on the date of such surrender, or in cash, or partly in such shares of Common Stock and partly in cash as the Administrator shall determine. The surrender shall be permitted only if the Administrator determines that such surrender is consistent with the purpose set forth in Section 1, and only to the extent that the Stock Right is exercisable under the terms of this Plan on the date of surrender. In no event shall a holder surrender his or her Stock Right under this Section if the Fair Market Value of the Shares on the date of such surrender is less than the purchase price payable for the Shares subject to the Stock Right. Any Incentive Stock Option surrendered pursuant to the provisions of this Section shall be deemed to have been converted into a Nonstatutory Stock Option immediately prior to such surrender.

18. Conversion of Incentive Stock Options into Nonstatutory Stock Options; Termination. The Administrator, with consent of any Optionee, may in its discretion take such actions as may be necessary to convert an Optionee’s Incentive Stock Option(s) or any installments or portions of installments thereof that have not been exercised on the date of conversion into Nonstatutory Stock Option(s) at any time prior to the expiration of such Incentive Stock Option(s). These actions may include, but not be limited to, accelerating the exercisability or extending the exercise period of the appropriate installments of Optionee’s Options. At the time of such conversion, the Administrator, with the consent of the Optionee, may impose these conditions on the exercise of the resulting Nonstatutory Stock Option(s) as the Administrator in its discretion may determine, provided that the conditions shall be consistent with the Plan. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee’s Incentive Stock Option(s) converted into Nonstatutory Stock Option(s), and no conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Optionee, may also terminate any portion of any Incentive Stock Option that has not been exercised at the time of the termination.

19. Notice to Company of Disqualifying Disposition. Each Employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option.

20. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21. Form of Stock Rights Agreement. Stock Rights shall be evidenced by written agreements in such forms as the Board shall approve.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/SLXP • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed below until the next annual meeting of stockholders and until their successors are duly elected qualified.

1.	Election of Directors:	01 - John F. Chappell	02 - Thomas W. D’Alonzo	03 - Richard A. Franco, Sr.	Ê
		04 - William P. Keane	05 - Carolyn J. Logan	06 - Mark A. Sirgo

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	The Board of Directors recommends a vote FOR the proposal to approve the amendment to Salix Pharmaceuticals, Ltd.’s 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,900,000 shares to 5,900,000 shares.	☐	☐	☐	3.	The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Salix Pharmaceuticals, Ltd.’s independent registered public accounting firm for fiscal year ending in December 31, 2009.	☐	☐	☐

In its discretion, the proxy is authorized to vote upon such other matter(s) which may properly come before the annual meeting and at any adjournment(s) thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	Ê

<STOCK#>	0110HE

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — SALIX PHARMACEUTICALS, LTD.

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2009. The undersigned stockholder hereby also designates Adam C. Derbyshire as proxy and attorney-in-fact, with the power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. to be held on June 18, 2009 at 9:00 a.m., Eastern Time, at the company’s headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina and at any postponement or adjournment thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR (1) the listed, or any other, nominees in the election of directors, (2) the amendment of Salix Pharmaceuticals, Ltd.’s 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,900,000 to 5,900,000, (3) the ratification of the appointment of PricewaterhouseCoopers LLP as Salix Pharmaceuticals, Ltd.’s independent registered public accounting firm for the 2009 fiscal year and (4) as said proxy deems advisable on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

(Items to be voted appear on reverse side.)